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                                                                    Exhibit 21.1

                     Subsidiaries of Gen-Probe Incorporated

Name                                         Jurisdiction of Formation
----                                         --------------------------

Gen-Probe Sales & Service, Inc.              Delaware
Gen-Probe Canada, Inc.                       Canada
Gen-Probe FSC, Inc.                          Bahamas